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                              SEPARATION AGREEMENT


         This Separation Agreement is made and entered into by and between IRT director and officer, Mary M. Thomas ("Thomas"), on her own behalf, and IRT Property Company on behalf of the Company, its other directors and officers, agents, successors and assigns (collectively referred to herein as "IRT").

         1. After discussion with IRT President Thomas H. McAuley regarding the business changes desired by McAuley and the Board of Directors, and the cooperation requested from Thomas concerning this and future matters, Thomas has agreed to tender her resignation from the company and from the Board of Directors effective December 31, 1998. In consideration of such action and the promises made by Thomas in this Agreement and the actions to be taken by her, IRT agrees to the following:

                  (a) Thomas's current salary level and benefits will remain in effect until December 31, 1998;

                  (b) A separation/transition incentive in the amount of $202,000.00 will be paid to Thomas on or before the 19th day of January 1999;

                  (c) To the extent legally allowed, the company will match up to $10,000.00 in contributions by Thomas to the company 401K plan in 1999. Should the company determine such a match is not allowed, this amount will be paid to Thomas as soon as practicable but no later than December 31, 1999;

                  (d) For purposes of continuance of dental and health insurance Thomas will make a COBRA election immediately after December 31, 1998, and the company will pay directly all such premiums for medical and dental insurance through December 31,


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1999. The company will likewise, for one year period only, expend an amount of money equal to the per capita premium it is currently paying for IRT senior executives for group life and disability, to procure whatever amount of life and disability insurance for Thomas such premium amount will cover. To the extent practicable, Thomas will be offered proposed allocations between various life and disability policies for her designation;

                  (e) On January 31, 1999, Thomas will be vested for 10% of her "IRT Restricted Stock grant" pursuant to the IRT Restricted Stock Award Agreement of June 18, 1998. The remainder of any of Thomas's "restricted stock" and any rights thereto are forfeited;

                  (f) The $250,000.00 IRT Stock Purchase loan, previously given to Thomas (Promissory Note dated June 18, 1998) will be extended until December 31, 1999, but Thomas will pay for all interest payments and accrued interest under the terms of the Loan. In the event Thomas desires, on or before December 31, 1999, to sell to IRT the 23,952 shares of IRT stock currently held as collateral, and retire the underlying note, IRT agrees to repurchase those shares of stock for $10.437541 per share (the original purchase price);

                  (g) Any benefits available to departing employees, or former employees, if any, under the IRT 1989 Stock Option Plan and the IRT Key Employee Stock Option Plan, shall be available to Thomas under the terms of the Plans;

                  (h) The company will provide to Thomas, for one dollar or less the Compaq computer and printer presently in Thomas' office with any nonproprietary software;

                  (i) The company will reimburse Thomas up to $600.00 for basic and advanced computer classes taken in the first nine months of 1999;



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                  (j)      The company will provide reasonable out-placement
services through Transition Solutions, Inc. until either June 30, 1999 or until the date upon which Thomas is re-employed, which ever is earlier, as well as provide a letter of reference emphasizing her strongest skills, should she so desire; and

                  (k) As Thomas has returned to IRT, at the time of her resignation, the automobile she was driving, the company will pay Thomas the sum of $10,000.00 on or before the 19th day of January, 1999 for transition transportation costs.

         2. In consideration of the payments, benefits, and mutual promises and obligations herein described pursuant to this agreement, the parties as referenced below agree as follows:

                  (a) the parties hereby fully release and discharge each other, (IRT to include its past and present officers, shareholders, directors, agents and representatives) of and from all claims of any type and nature whatsoever, which each now have or claims to have, or might hereafter have or claim, under any federal, state or local laws, or the common laws of any state. This release is intended by both parties to be comprehensive to preclude any future claims or legal actions, and to completely eliminate the risk and expense and inconvenience to the parties from any such actions. The parties represent that they have not filed, and will not file, any complaint, charge or lawsuit against each other; that they know of no basis for any such claims, and this document is signed in good faith to resolve any and all matters between the parties. In particular, Thomas also acknowledges she has asserted no informal legal claims concerning any aspect of her past work duties, employment, or separation; and avows she has no evidence whatsoever of any illegal actions concerning any



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aspect of her employment or the company's dealings with her; and understands that in view of this stipulated absence of any issues of contention and the parties' mutual belief in that fact, the Board is extending substantial consideration to Thomas. This release is not intending to include or apply to a breach of the terms of this Agreement by any party. Further, this release is not intended to apply, nor does it include a release of claims for defense, indemnity, or contribution by Thomas against IRT or its insurers in the event any entity or individual asserts a claim against Thomas as a result of her status as an employee, officer, or director of IRT, and allegedly arising out of, or relating to, any conduct, duty, action or failure of conduct, duty or action on the part of Thomas as employee, officer and/or director of IRT;

                  (b) Thomas will provide full cooperation and transition of her former employment duties and, after her departure, will respond within a reasonable business time frame to all reasonable inquiries from company personnel concerning any financial, legal, or securities issues which may arise following her departure from active employment. In the event Thomas is required by IRT to spend any significant time reviewing documents, ledgers, or other data or information, or is required to meet with company personnel or their agents or attorneys about a particular matter, Thomas will be compensated by the Company at the rate of $200.00 per hour, which amount represents an amount commensurate with consultants with the experience and background of Thomas, and further, bears direct relation to Thomas's overall compensation while an officer of the Company and on the Board;

                  (c) Thomas will keep the terms, amount and facts of this separation Agreement confidential and shall not disclose them except to immediate family members, her attorneys, accountants, financial and tax advisers who, in turn, agree in writing to the



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confidential provisions in paragraph 5. Nothing herein, however, shall prohibit
Thomas from discussing the Agreement or disclosing the terms hereof pursuant to lawful subpoena, other court order, or federal regulation, or in the event a dispute arises between the parties as a result of breach or alleged breach of this agreement;

                  (d) Thomas agrees that she will not use any information confidential to IRT in a way that would likely be detrimental to IRT's business relationships;

                  (e) Thomas agrees to return to IRT all company property belonging to IRT which was obtained by Thomas as a consequence of her employment with IRT; and

                  (f) Thomas agrees not to make any public statement to media or investor groups or to engage in any private conduct which may reasonably be expected to have the effect of harming the reputation or business of IRT, including its officers and directors.

         3. EEOC regulations require a specific notice to Thomas, given here, that her waiver of claims includes all claims under the Age Discrimination in Employment Act. While only this statute is specifically mentioned, it is understood by the parties that the release in paragraph 2(a) above does in fact cover all claims of all types including all conceivable claims of employment discrimination.

         4. It is stipulated that this Agreement and Release, if signed, is executed by Thomas knowingly and voluntarily, and that the financial consideration stated above is acknowledged as not being compensation previously owed to Thomas. Thomas has twenty-one days to consider the merits of this agreement with her own professional counsel, and will have seven days after any such written acceptance to revoke, in writing, such



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acceptance. Any earlier date in this agreement on which a payment or action by
IRT is required, shall be extended until the day after this "revocation date" (i.e. seven days from the date of initial written acceptance) to insure any payments made or actions taken by IRT, are done pursuant to a valid agreement which has not been subsequently revoked.

         5. This Agreement and the terms hereof shall be binding upon and inure to the benefit of each of the parties hereto and each of their heirs, executors, conservators, administrators, successors and assigns, and in the event of Thomas' death, any amounts payable to her shall be paid to her estate or legal representative thereof. Further, the confidential nature of this Agreement and the terms set forth in Paragraph 2(c) shall likewise be binding upon Thomas' family member, attorneys, and tax and financial advisors.

         6. Each of the parties agrees to execute any and all additional documents necessary to effectuate the provisions of this Agreement.

         7. This Agreement shall be interpreted in accordance with the laws of the State of Georgia.

         8. This Agreement constitutes the only existing and valid agreement between the parties. This Agreement sets forth the entire Agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties pertaining to the subject matter hereof (with the exception of the plans and benefits, and the terms thereof, referenced and incorporated in this agreement by reference.) Thomas



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acknowledges that except as otherwise provided herein, no other promises or agreements of any kind have been made to her or with her by any person whatsoever to cause her o sign this Agreement. This Agreement can be changed or amended only by subsequent written amendment specifically referencing this document which is signed by the parties.

                                        EXECUTIVE:



                                                 /s/ Mary M. Thomas
                                        ---------------------------------------
                                        Mary M. Thomas

                                                 1/13/99
                                        ---------------------------------------
                                        Date


                                        IRT Property Company:



                                        By:      /s/ Thomas H. McAuley
                                           ------------------------------------

                                        Its:     CEO
                                            -----------------------------------

                                                 1/13/99
                                        ---------------------------------------
                                        Date



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